Exhibit (a)(1)(E)

Screen shot of electronic election form

Exhibit (a)(1)(E)

Screen shot of electronic election form

UNITEDHEALTH GROUP INCORPORATED ELECTION FORM

RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND

THE OFFER EXPIRES AT 11:59 P.M., CENTRAL TIME ON JULY 9, 2007,

UNLESS THE OFFER IS EXTENDED.

Name : REGULAR USER Employee ID : 456

Address : ADDRESS1 ADDRESS2 ADDRESS3 CITY CA 45645 USA

Important: Read the instructions to this Election Form before completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment by checking the box below. If you elect “No”, none of your Eligible Options will be amended, and you will not become entitled to the special cash payable to individuals who tender their Eligible Options for amendment. You may not tender only a portion of your Eligible Options.

Grant Date Option Number Current Exercise Price Per Share Amended Exercise Price Per Share (if offer is accepted) Total Number of Unexercised Shares Subject to Eligible Options

Dec 10, 2003 4 $3.4500 $4.1000 1,050

Dec 10, 2004 5 $3.4500 $4.1000 550

Dec 10, 2005 6 $3.4500 $4.1000 50

If you elect to amend your Eligible Options and we accept your election, the cash amount payable to you in January 2008 is estimated to be $XXX, less applicable tax withholding, and we will pay you interest on this estimated cash amount at a rate of 5.25% per year accruing from the expiration of the tender offer until, but excluding, the January 2008 payment date, less applicable tax withholding.

Amend All Eligible Options? Yes No

Next